Exhibit 99.1

Kips Bay Medical Reports Fourth Quarter and Full Year 2011 Results, Provides Clinical Update & Announces Patent Grants

Minneapolis, MN, March 15, 2012 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS) today announced financial results for fourth quarter and year ended December 31, 2011.

Financial Results

Net sales increased to $252,000 for the year ended December 31, 2011, up from $223,000 for the same period in the prior year.  The net loss in the year was $4.3 million, or $0.27 per diluted share, compared to a net loss of $10.9 million, or $0.81 per diluted share, for the prior year.  The Company achieved a gross margin of 63.9% compared to 65.5% for the full year 2011 and 2010, respectively. The net loss for 2010 included a $5.0 million non-cash charge for the first milestone payment payable to Medtronic, Inc., which was triggered by the first commercial sale of the eSVS® MESH and a $2.3 million non-cash charge for an increase in the estimated fair value of an investor stock purchase option liability.

In the fourth quarter of 2011, net sales were $94,000, down from $116,000 in the fourth quarter of 2010.  Gross profit was $61,000 and $80,000 in the fourth quarter of 2011 and 2010, respectively. Net loss in the fourth quarter of 2011 was $1.1 million, or $0.07 per diluted share, compared to a net loss of $803,000, or $0.06 per diluted share, in the fourth quarter of 2010.  The decrease in net sales during the current quarter is due to limited availability of reimbursement to hospitals moderating the usage of the Company’s eSVS MESH.  The Company expects sales to continue at modest levels until additional clinical study data is available.

Balance Sheet and Cash Flow

Cash, cash equivalents and short-term investments increased to $9.2 million at December 31, 2011 from $3.8 million at December 31, 2010. Total current assets increased to $10.2 million at December 31, 2011, up from $5.7 million at December 31, 2010. These increases were driven by the Company’s Initial Public Offering (“IPO”) completed in February 2011, from which the Company realized net proceeds of approximately $13.6 million, partially offset by cash used in operations during 2011.

Current liabilities decreased from $5.7 million as of December 31, 2010 to $260,000 as of December 31, 2011. This decrease resulted from the payment of the $5.0 million milestone obligation to Medtronic, Inc. and the payment of certain expenses related to the Company’s IPO that were included in current liabilities as of December 31, 2010.

Cash used in operations increased from $4.4 million in 2010 to $8.1 million in 2011. This increase resulted primarily from the payment of the first $5.0 million dollar milestone obligation to Medtronic, Inc. in June 2011.

Moving Forward with the FDA

The Company intends to conduct a new feasibility trial in Europe and to seek an investigational device exemption (“IDE”) approval from the FDA to include two to four U.S. sites in this trial.  The study protocol incorporates additional guidance provided by the FDA under a Pre-IDE review and is intended to generate the additional data required by the FDA to support a pivotal trial.  The Company expects to enroll up to 120 patients in this study with a primary efficacy endpoint of graft patency at six months.  In November 2011, the Company began the process of recruiting study sites and expects to commence enrollment by the end of the summer of 2012.  Upon completion of this study, the Company expects to request an IDE for a pivotal study in the U.S.

The Company has gathered additional information on the eSVS MESH to address questions raised by the FDA in the past year. This data includes clinical results from a retrospective study of patients implanted with commercially available eSVS MESH devices at the American Hospital in Dubai, UAE and follow-up angiograms performed on patients from its original international trial.  The Company intends to provide the additional information to the FDA as a Pre-IDE submission which allows the FDA to consider the adequacy of the additional information. Upon the completion of this review, the Company intends to submit an IDE application requesting approval for the inclusion of up to four U.S. hospitals in its feasibility study currently planned in Europe.  The Company expects to file this IDE submission in the summer of 2012. The FDA has 30 days to respond to an IDE application, and while there can be no assurance that the FDA will approve the application, the Company remains optimistic.

Post-Market Studies

The Company’s first post-market study began enrolling patients in November 2011.  This study is a prospective, multi-center, randomized, controlled study enrolling patients with multi-vessel coronary artery disease. The study will include up to 200 patients and each patient will serve as their own control, meaning that they will receive one Saphenous Vein Graft (“SVG”) treated with our eSVS MESH and one untreated SVG.  The objective of this study is to support the Company’s international reimbursement and marketing activities with a clinical evaluation of the short (three to six months) and long-term (two years) post-implant patency of the eSVS MESH in the treatment of SVGs used in Coronary Artery Bypass Grafting (“CABG”) as compared with prospective SVG CABG without the eSVS MESH.  To date, 12 patients have been enrolled at two sites.

The Company’s second study will be performed at the University Hospital Basel, Clinic for Cardiac Surgery, in Basel, Switzerland.  This study will be similar to the first study except that patient follow-up will be more frequent (30 days, and six, 12 and 24 months after CABG) and graft patency will be evaluated with coronary angiograms performed at both the six and 24 month follow-up visits rather than computed tomography, or “CT”, angiograms utilized in the first study.  This study will enroll up to 100 patients and is expected to start in the second quarter of 2012.

Intellectual Property Update

The Company continues to improve its intellectual property position in the U.S. and abroad.  In the U.S., the Company’s second patent issued during the fourth quarter of 2011 and in February 2012, the Company received a notice of allowance on a third patent.  The Company currently has four additional patent applications pending in the U.S.

Internationally,  the Company received its first patent for the eSVS MESH in South Africa and its first patent in Europe during the fourth quarter of 2011.  In addition, the Company’s European patent has been subsequently validated by six European countries, making it enforceable in those geographies.  The Company currently has eight additional patent applications pending in offshore markets.

As a result of these developments, the Company has a total of six issued patents worldwide:  two in the U.S. and one each in Japan, Europe, Canada and South Africa.

The issued patents and pending patent applications include claims directed towards, among other things, the knitted, resilient structure of our eSVS MESH which is designed to provide structural support to inhibit vessel expansion and provide the vein graft with physiological attributes similar to those of an artery, and the surgical procedures relating to implanting our eSVS MESH.

Looking Ahead

Sales, general and administrative expenses will increase slightly as the Company continues to expand its sales and marketing activities.  Research and development expenses are expected to increase now that the Company’s post market studies have commenced and its feasibility study is expected to begin to enroll patients in the summer of 2012.  The Company’s ability to maintain and improve margins will be dependent upon both the pricing negotiated with distributors and future production levels required to support commercial sales and clinical trials.

“We continue to be inspired by the positive response from the physicians we meet” said Manny Villafaña, Kips Bay Medical Chairman and Chief Executive Officer. “Their enthusiasm for the eSVS MESH is infectious.  We are also pleased with the high caliber of the institutions working to join in our various clinical studies.  In the upcoming year, we will focus on developing the clinical data to support physicians, and our distributors, in driving adoption of the eSVS MESH at the hospital level.”

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS MESH, for use in coronary artery bypass grafting surgery. The eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) obtaining IDE approval; (ii) continuation of modest sales until additional clinical study data is available; (iii) the ability to negotiate prices with distributors and meet future production levels in order to maintain and improve margins; (iv) expectations regarding sales, general and administrative and research and development expenses; (v) expectations regarding and the timing of post-market clinical studies to be conducted in Europe and the impact of such studies on FDA approval and (vi) satisfying the FDA’s requirements and moving forward with the regulatory approval process in the U.S. are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approval; lack of growth, or declines, in CABG procedures; unanticipated negative results in clinical trials and other factors detailed from time to time in our SEC filings, including our annual report on Form 10-K filed on March 15, 2012 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Financial Officer,  +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Operations (unaudited)

(Dollars in thousands, except share and per share amounts)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2011	2010	Change	2011	2010	Change
Net sales	$94	$116	(19.0)%	$252	$223	13.0%
Cost of sales	(33)	(36)	(8.3)	(91)	(77)	18.2
Gross profit	61	80	—	161	146	10.3
Operating expenses:
Research and development	371	603	(38.5)	1,675	2,521	(33.6)
Selling, general and administrative	803	368	118.2	2,755	1,326	107.8
Milestone expense	—	—	—	—	5,000	—
Total operating expenses	1,174	971	20.9	4,430	8,847	(49.9)
Other income (expense):
Interest income	4	1	—	19	12	58.3
Interest expense	—	(1)	—	—	(1)	—
Realized gain on sale of short-term investments	—	46	—	—	46	—
Change in fair value of investor stock purchase option	—	—	—	—	(2,290)	—
Loss before provision for income tax benefit	(1,109)	(845)	31.2	(4,250)	(10,934)	(61.1)
Provision for income tax benefit	—	42		—	42	—
Net loss	$(1,109)	$(803)	38.1%	$(4,250)	$(10,892)	(60.9)%
Weighted average shares outstanding—basic and diluted	16,112,943	13,581,791	18.6	15,557,969	13,431,661	15.8
Net loss per share—basic and diluted	$(0.07)	$(0.06)	16.7%	$(0.27)	$(0.81)	(66.7)%

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except share and per share amounts)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$6,211	$3,548
Short-term investments	2,957	236
Accounts receivable, net of allowance for doubtful accounts of $14 and $0 as of December 31, 2011 and 2010, respectively	40	56
Inventories	892	606
Prepaid expenses and other current assets	100	1,260
Total current assets	10,200	5,706
Property and equipment, net	467	466
Total assets	$10,667	$6,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85	$180
Accrued liabilities	171	539
Accrued milestone and royalties	4	5,005
Total current liabilities	260	5,724

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 16,245,579 and 13,581,791 issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	162	136
Additional paid-in capital	34,591	20,405
Accumulated other comprehensive loss	(3)	—
Accumulated deficit	(24,343)	(20,093)
Total stockholders’ equity	10,407	448
Total liabilities and stockholders’ equity	$10,667	$6,172

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(4,250)	$(10,892)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	111	74
Stock-based compensation	492	625
Non-cash interest income	(16)	—
Amortization of premium on short-term investments	132	—
Realized gain on sale of short-term investments	—	(46)
Change in fair value of investor stock purchase option	—	2,290
Changes in operating assets and liabilities:
Accounts receivable	16	(56)
Inventories	(286)	(606)
Prepaid expenses and other current assets	1,160	(1,223)
Accounts payable	(95)	96
Accrued liabilities	(368)	355
Accrued milestone and royalties	(5,001)	5,005
Net cash used in operating activities	(8,105)	(4,378)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	4,029	966
Purchases of short-term investments	(6,869)	(241)
Purchase of property and equipment	(112)	(254)
Net cash (used in) provided by investing activities	(2,952)	471
Cash flows from financing activities:
Proceeds from sale of common stock in IPO, net of related costs of $2,868	13,632	—
Proceeds from exercise of investor option to purchase common stock	—	3,750
Proceeds from sale of common stock under private placement offerings, net of issuance costs	—	1,236
Proceeds from the exercise of employee stock options	88	—
Net cash provided by financing activities	13,720	4,986
Net increase in cash and cash equivalents	2,663	1,079
Cash and cash equivalents at beginning of period	3,548	2,469
Cash and cash equivalents at end of period	$6,211	$3,548

Supplemental disclosures:
Interest paid in cash	$—	$1
Supplemental non-cash disclosures:
Reclassification of investor stock purchase option liability to equity	$—	$3,250